EXHIBIT A
ALASKA AIR GROUP, INC.
STOCK DEFERRAL PLAN FOR NON-EMPLOYEE DIRECTORS

ARTICLE I: INTRODUCTION

1.1 Purpose. Alaska Air Group, Inc. (the “Company”) has established this Alaska Air Group, Inc. Stock Deferral Plan for Non-Employee Directors (the “Plan”) to attract and retain non-employee members of the Company’s Board of Directors (the “Board”) by providing opportunities to defer stock compensation.

1.2 Legal status. The Plan is a deferred compensation plan for the Company’s non-employee directors. The Company intends the Plan to be unfunded for purposes of the Internal Revenue Code of 1986, as amended (the “Code”), and to satisfy the requirements of Code Section 409A. Plan provisions will be interpreted consistent with this intent.

1.3     Effective date. The Plan takes effect May 2, 2012.

ARTICLE II: DEFINITIONS

2.1    Key terms and construction. When used in the Plan, the following terms will have the meanings set forth below. Several other terms are not defined here, but, for convenience, are defined as they are introduced into the text. References to specific Code Sections, such as Section 409A, include any final regulations, Revenue Rulings, and guidance of general applicability thereunder.

a.    Beneficiary means the person or persons (including, without limitation, a trust) designated by a Participant to receive his or her benefits in the event of the Participant’s death. A Participant may change or revoke a designation without the consent of any Beneficiary. A designation, change, or revocation must be in writing. If a Participant fails to properly designate a Beneficiary, or survives his or her Beneficiaries, benefits will be paid to the Participant’s estate.

b.    Board Year means the period beginning the day after the Company’s annual shareholders’ meeting and ending on the date of the following year’s annual shareholders’ meeting.

c.    Common Stock means Alaska Air Group, Inc. Common Stock.

d.    Enrollment Period means the election period that precedes the beginning of each Plan Year. Provided, however, that a new director may make an election within 30 days after the date he or she first becomes eligible to participate in the Plan to defer Common Stock awarded for the Board Year next following such election. For example, an individual who is first appointed a director on March 1, 2013 may elect by March 31, 2013 to defer Common Stock awarded for the Board Year beginning in May 2013.

e.    Participant means a non-employee director who elects to participate in the Plan. A Participant will remain a Participant as long as he or she has an account balance in the Plan.

f.    Plan Year means the calendar year.

g.    Separation from Service occurs (or a Participant Separates from Service) when the Participant experiences a “separation from service” within the meaning of Code Section 409A. A Participant who becomes an employee of the Company will be treated as separating from service for Plan purposes if the Participant would be deemed to have separated from service as a director disregarding his or her service as an employee.

        ARTICLE III: ADMINISTRATION

3.1    Plan administrator. The Compensation and Leadership Development Committee of the Company’s Board of Directors administers the Plan (the “Administrator”). The Administrator may appoint one or more delegates to discharge any or all of the Administrator’s responsibilities under the Plan. The Administrator and delegates have all of the discretionary authority, rights, and duties that are necessary or appropriate for the proper administration of the Plan and may rely upon financial, legal, and accounting advisors, as they see fit. The decisions of the Administrator and delegates, including interpretations, determinations of amounts due, and resolutions of claims under the Plan, are final and binding on all parties.

         ARTICLE IV: ELIGIBILITY

4.1 Plan eligibility. All Board members who are not employees of the Company are eligible to participate in the Plan. Non-employee directors serving on the Board as of the Plan’s date of adoption will be first eligible to participate during the Enrollment Period that takes place in 2012 with respect to Common Stock awarded for the Board Year beginning in May 2013.

     ARTICLE V: ACCOUNTS

5.1    Establishment of accounts. The Administrator will establish a bookkeeping account for each Participant to which the deferrals described in Article VI are credited. The Administrator may establish sub-accounts for Participants, as the Administrator deems appropriate. The accounts and sub-accounts will be adjusted to reflect the distribution of benefits and dividends on and changes in the value of Common Stock. Dividends will be deemed to be reinvested in shares of Common Stock, based on the closing price of the Common Stock on the New York Stock Exchange (the “NYSE”) on the date the dividends are paid. Accounts and subaccounts will be valued as of the last day of each calendar month on which the NYSE is open for business (the “Valuation Date”).

     ARTICLE VI: ELECTIONS

6.1    Elective stock deferrals. During an Enrollment Period (or, in the case of a new director, within 30 days after he or she first becomes eligible), a director may elect to defer all or a portion (in whole shares) of his or her Common Stock award and, in lieu thereof, have non-voting notional shares in the form of deferred stock units (or such other form as the Administrator deems appropriate) credited to his or her Plan account. Such election will become irrevocable on the last day of the applicable election period. A director’s deferral election will apply only to Common Stock awarded for the Board Year next following the election.

1.
Election procedures. To be valid, elections must be made on forms provided by the Administrator and received by the Administrator on or before the specified deadline. An election must state the number or percentage of shares of Common Stock to be awarded that the director wishes to defer.

         ARTICLE VII: VESTING

7.1 Vesting. A Participant is at all times 100% vested in his or her account balance.

         ARTICLE VIII: DISTRIBUTIONS

8.1    Form and time of distribution. A Participant (or the Participant’s Beneficiary, in the case of death) will receive his or her entire account balance in a single lump sum as soon as practicable, but not later than 90 days, after the earliest of the Participant’s Separation from Service or death. Account balances will be paid in full shares of Common Stock, with fractional shares, if any, paid in cash based on the closing price of a share of Common Stock on the NYSE on the Valuation Date immediately preceding the distribution.

8.2    Tax consequences. No person, including, without limitation, the Company and its directors, officers, agents, and employees makes any representation or guarantee about the tax consequences of participating in the Plan.

ARTICLE IX: SOURCE OF PAYMENTS

9.1    Benefits and expenses. Benefits and expenses of administering the Plan will be paid from the Company’s general assets. Benefits are unfunded and the Company is not required to set aside, earmark, or escrow any funds or other assets to satisfy its obligations under the Plan. Participants and Beneficiaries have no interest in any specific assets of the Company, other than the unsecured right to receive shares of Common Stock (and cash for fractional shares) pursuant to the terms of the Plan. In this regard, Participants acknowledge that the accounts referred to in Article V are merely bookkeeping entries used to track their benefits.

         ARTICLE X: MISCELLANEOUS PROVISIONS

10.1 Plan amendment and termination. The Company reserves the right to amend, discontinue, or terminate the Plan at any time by action of its Board. However, no amendment, discontinuance, or termination will reduce the benefits of a Participant that are earned and vested as of the date the Board approves the amendment, discontinuance, or termination. The Company may not accelerate the timing of distributions, except to the extent Code Section 409A permits.

10.2    Non-alienation of benefits. The interest of a Participant or Beneficiary in his or her Plan benefits are not subject to the claims of the Participant’s or Beneficiary’s creditors and may not be voluntarily or involuntarily sold, transferred, pledged, alienated, assigned, anticipated, or encumbered. Any attempt by a Participant or Beneficiary to do so will be null and void.

10.3 No retention rights. Participation in the Plan does not give a Participant the right to be retained as a director of the Company or to receive any benefits not specifically provided under the Plan.

10.4    Compliance with securities laws. Subject to Code Section 409A, the Board may impose additional, or modify or eliminate existing, Plan terms as it deems necessary or appropriate in order to comply with federal or state securities laws.

10.5    Indemnification. To the extent the law allows, the Company will indemnify and hold harmless the Administrator, any of the Administrator’s delegates, and any employee who may act on behalf of the Company in the administration of the Plan from and against any liability, loss, cost, or expense (including reasonable attorneys’ fees) incurred at any time as a result of or in connection with any claims, demands, actions, or causes of action of any Participant, any person claiming through any Participant, or any other person, party, or authority claiming to have an interest in the Plan or standing to act for any person or groups having an interest in the Plan, for or on account of any of the acts or omissions (or alleged acts or omissions) of the Administrator, any delegate, or any employee, except to the extent resulting from that person’s willful misconduct.

10.7    Successors. The Plan is binding on the Company and its successors and assigns and on each Participant and Beneficiary.

10.7 Severability. In case any provision of the Plan is held illegal or invalid for any reason, the illegality or invalidity will not affect the remaining provisions of the Plan and the Plan will be construed and enforced as if the illegal or invalid provision had never been set forth.

10.8 Controlling law. To the extent not superseded by the laws of the United States, the laws of the state of Delaware are controlling in all matters relating to the Plan, without regard to that state’s choice of laws provisions.

IN WITNESS WHEREOF, the Company has caused this Plan to be signed by the Chair of its Compensation and Leadership Development Committee this _______ day of _______, 2012.

Alaska Air Group, Inc.

By: ____________________

Title: __________________